Exhibit 4.6


                                 FIRST AMENDMENT
                                       OF
                   KTLA INC. HOURLY EMPLOYEES' RETIREMENT PLAN

                        (Effective as of January 1, 1992)



                  WHEREAS, KTLA Inc. (the "Company") established KTLA Inc.

Hourly Employees' Retirement Plan (the "Plan") effective as of January 1, 1992;

and

                  WHEREAS, amendment of the Plan is now considered desirable;


                  NOW, THEREFORE, by virtue and in exercise of the power

reserved to the Company by Section 12.1 of the Plan, the Plan be and it hereby is further amended in the following particulars:

                  1.       By substituting the following for third sentence of
                           Section 1.1(e) of the Plan, effective as of January 1, 1994:

                          "Subject to the above limitations, a Covered
                           Employee's Compensation taken into account for any Plan Year shall be limited to $150,000 or such greater amount as may be determined by the Commissioner of Internal Revenue for that year under
                           Section 401(a)(17) of the Internal Revenue Code."


                  2.        By adding the following new subparagraph (vi) to

Section 1.1(o) of the Plan immediately after subparagraph (v) thereof, effective as of August 5, 1993:
                           "(vi) each hour, other than an hour credited under subparagraphs (i) through (v) above, which would have been credited to an Employee, but for the fact that the Employee was absent from work due to an approved leave of absence granted pursuant to the Family and Medical Leave Act of 1993 (an `FMLA


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                                    absence'). Such hours shall be credited
                                    solely for the purpose of determining
                                    whether an Employee has incurred a Break in Service and not more than 501 Hours of Service per Computation Period shall be credited by reason of an FMLA absence."

                  3        By adding the following sentence at the end of

Section 7.7(b) of the Plan, effective as of January 1, 1992:

                           "Notwithstanding any other provision of the Plan to the contrary, all distributions hereunder shall be made in accordance with the minimum distribution requirements contained in Section 1.401(a)(9)-1, and the minimum distribution incidental benefit requirements contained in Section 1.401(a)(9)-2 of the proposed Treasury Regulations, or in the corresponding Sections of any final Treasury Regulations issued under Section 401(a)(9) of the Internal Revenue Code."

                  4.       By substituting the following for the second sentence

of Section 5.2 of the Plan, effective as of January 1, 1993:

"Each investment direction shall be made in such manner and at such time as the Administrative Committee shall determine, and shall be effective only in accordance with such rules as shall be established from time to time by the Administrative Committee; and the Administrative Committee shall direct the Trustee to make investments in accordance with such investment directions."

                  5.       By substituting the following for subparagraph 6.3(b)

(iv) of the Plan, effective as of January 1, 1993:

                           "(iv)    Fourth:  After making the adjustments
                                    ------
                                    described above, reduce the account
                                    balances of each Participant invested in each such Investment Fund by any amounts which the Participant elects during the Valuation Period to have transferred from such Investment Fund to another Investment Fund, and increase the account balances of each Participant invested in each such Investment Fund by any amounts which the Participant elects during the

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                                    Valuation Period to have transferred to such
                                    Investment Fund."

                  6.       By substituting the following for the third sentence

of Section 7.4 of the Plan, effective as of January 1, 1993:

"The election referred to above shall be made by the Participant or his Beneficiary in such manner as the Administrative Committee shall determine; shall be effective only in accordance with such rules as shall be established from time to time by the Administrative Committee; and shall be made during the 60-day period ending on the date 30 days before the Participant's benefit payments are scheduled to begin."

                  7.       By substituting the following for paragraphs 7.5(a)

and (b) of the Plan, effective as of January 1, 1993:


                  "(a) the Valuation Date coinciding with or immediately following the date on which the Participant attains age 65, in the case of a Participant whose aggregate account balances exceeded $3,500 on his Settlement Date and who failed to elect distribution of such balance in accordance with paragraph (b) below; provided, that if such a Participant dies after his Settlement Date but prior to attaining age 65, the amount available for distribution to his Beneficiary shall be determined as of the Valuation Date coinciding with or immediately following the date of the Participant's death; or

                  (b) in all other cases, the Valuation Date coinciding with or immediately following the Participant's Settlement Date or (in the case of a Participant not described in (a) above whose account balances on his Settlement Date exceeded $3,500) such later Valuation Date (if any) occurring prior to the Valuation Date described in (a) above as the Participant elects in accordance with any uniform rules established by the Administrative Committee, at least 30 days prior to the relevant Valuation Date."

                  8.       By adding the following Section 7.9 to the Plan

immediately after Section 7.8 thereof, effective as of January 1, 1993:


                  "7.9     Direct Rollover of Eligible Rollover Distributions.

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                  (a)      Purpose. This Section 7.9 applies to distributions
                           -------
                           made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this
                           Section 7.9, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

                  (b)      Definition of Eligible Rollover Distribution.  An
                           --------------------------------------------
                           eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income.

                  (c)      Definition of Eligible Retirement Plan. An eligible
                           --------------------------------------
                           retirement plan is an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in
                           Section 408(b) of the Internal Revenue Code, an annuity plan described in Section 403(a) of the Internal Revenue Code, or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                  (d)      Definition of Distributee. A distributee includes an
                           -------------------------
                           Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code, are distributees with regard to the interest of the spouse or former spouse.

                  (e)      Definition of Direct Rollover.  A direct rollover is
                           -----------------------------
                           a payment by the Plan to the eligible retirement plan specified by the distributee."

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                  9.       By substituting the following for Section 8.2(a) of

the Plan, effective as of January 1, 1992:

                  "(a) to construe and interpret the Plan, and to determine all questions arising with respect to administration of the Plan in its complete discretion, including the power to determine the rights and eligibility of Employees or Participants and their Beneficiaries, and the amount, manner, and time of payment of any benefits hereunder, and to remedy ambiguities, inconsistencies or omissions;"

                  10.      By substituting the following for the first sentence

of Section 13.1(a) of the Plan, effective as of January 1, 1992:

                           "The Company reserves the right to amend or modify the Plan, in whole or in part, at any time and for any reason, provided that no such amendment shall reduce the nonforfeitable percentage of any Participant's account balances, or permit any part of the Trust Fund to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants or their Beneficiaries, except to the extent permitted by Section 3.4. In amending the Plan, the Company shall act in accordance with the procedures specified in Section 13.2."

                  11.      By substituting the following for the first sentence

of Section 12.2 of the Plan, effective as of January 1, 1992:

"The Company shall have the right to terminate the Plan, in whole or in part.
In terminating the Plan, the Company shall act in accordance with the procedures specified in Section 13.2."

                  12.      By substituting the following for Section 13.2 of the

Plan, effective as of January 1, 1992:

                  "13.2    Action by the Company

          Any action required or permitted of the Company under the terms of the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution or its Board of Directors or such committee."